EXHIBIT 10.2

[AMSOUTH LETTERHEAD]

April 23, 2004

Mr. C. Dowd Ritter

Chairman, President & Chief

Executive Officer

AmSouth Bancorporation

AmSouth Center

1900 5th Avenue North

Birmingham, AL 35203

Dear Dowd:

This will clarify and amend (to the extent necessary to conform to the items herein) your Employment Agreement dated as of October 4, 1999, as clarified by letters dated August 8, 2001, and July 8, 2003 (as so clarified, the “Agreement”). The items set forth in this letter were approved by the Human Resources Committee of the Company on February 4, 2004. Capitalized terms used in this letter have the meaning provided in the Agreement.

1. Retirement Benefits. You are entitled to the greater of the retirement benefits provided under the Agreement, as amended from time to time, or the retirement benefits that would otherwise be available to you under the terms of the Supplemental Executive Retirement Plan of the Company, as amended from time to time.

2. Severance Benefits. If the Agreement, as amended from time to time, is terminated by the Company other than for Cause or by you for Good Reason during the Employment Period, and if such termination occurs during an Employment Period under any other Employment Agreement with another executive of the Company (commonly referred to as “Executive Severance Agreements”), then you will be entitled to the more favorable of the severance benefits provided under the Agreement or the severance benefits provided under the Executive Severance Agreements as the same may be amended from time to time.

3. Good Reason. The definition of Good Reason in Section 4(c) of the Agreement is amended by adding the following sentence at the end of that Section: “For purposes of this Agreement, “Good Reason” shall also include reduction in the amount of coverage provided by the Company’s officer and director liability insurance, or a change in the terms and conditions of such insurance where such change is a potential material detriment, or the failure by the Company to indemnify the Executive to the maximum extent permitted by law (including but not limited to failure to advance or pay litigation expenses).”

C. Dowd Ritter

April 23, 2004

4. Continuation of Officer and Director Liability Insurance. The Agreement is amended by deleting the word “and” at end of Section 5(a)(v) and inserting immediately thereafter a new subsection as follows:

(vi) The Company shall continue officer and director liability insurance under substantially the same terms and conditions as are in effect immediately prior to termination at no cost to the Executive until the statute of limitations expires on claims arising prior to termination of the Agreement and shall continue indemnification and advancement of litigation expenses to the maximum extent and for the maximum period permitted by law; and

and by renumbering existing paragraph (vi) to (vii), and renumbering the paragraph following (iii) to (iv).

If the foregoing is also your understanding of the Agreement, please so indicate by signing in the space provided below and returning one signed copy to me.

Sincerely,

/s/ David B. Edmonds

David B. Edmonds Senior Executive Vice President and Human Resources Director AmSouth Bancorporation

Agreed:

/s/ C. Dowd Ritter

C. Dowd Ritter